Exhibit 99



                              PATHMARK STORES, INC.
        301 Blair Road, P.O. Box 5301, Woodbridge, New Jersey 07095-0915

FOR IMMEDIATE RELEASE                             CONTACT: Harvey M. Gutman
                                                  (908) 499-3205


           PATHMARK NAMES JAMES DONALD AS CHAIRMAN, PRESIDENT AND CEO Headed Safeway Eastern Division; Led Wal-Mart Entry into Supermarkets


Woodbridge, NJ, October 7, 1996 - Pathmark Stores, Inc. announced today that its Board of Directors has named James Donald, 42, as Chairman, President and Chief Executive Officer of the 143-store supermarket chain. Donald joins Pathmark from Safeway, Inc., where he had been Senior Vice President and Manager of the company's 130-store Eastern Division since 1994.

"Jim Donald is known throughout the industry as one of the brightest of the new generation of managers in the business with an impressive record of sales and earnings growth throughout his career," said John W. Boyle, Pathmark board member who has been interim Chairman and Chief Executive Officer since March. "As a hands-on, customer-oriented executive, he is an excellent choice to lead Pathmark's future growth."

Boyle pointed out that in 1991, Donald was handpicked by Sam Walton to build a major presence in the supermarket busines for Wal-Mart. Starting with six Wal-Mart Super Centers, Donald was a key executive in Wal-Mart's expansion to a 138-store chain, supervising all merchandising, distribution, store design and real estate operations.

Pathmark, which recently announced agreements to put Columbia Federal Savings Bank branches in 44 of its New York stores and Summit Bancorp in 70 New Jersey and Pennsylvania stores, is consciously remaking its image. Almost a third of its stores are the new format, expanded-service Pathmark 2000 stores and approximately 80 percent of its sales come from stores that were opened, enlarged or underwent major renovations in the last five years. "We feel that Jim can step right in and add vigor and enthusiasm to this new direction for the company," Boyle said.

Donald began his career in the supermarket business in 1971 as a trainee with Publix Super Markets, Inc. Joining Albertson's in 1976, he quickly rose through its managerial ranks in its Florida, Alabama and Texas divisions and was head of Albertson's operations in the very competitive Phoenix area.

Donald commented, "Having participated in the development of Albertson's, Wal-Mart and Safeway franchises over the last 20 years, I look forward to working toward the growth of the Pathmark franchise, already one of the strongest in the northeast.

Pathmark's 143 supermarkets are located in the New York - New Jersey and Philadelphia metropolitan areas where it has the number one market share under a single trade name. Pathmark reported supermarket sales of $4.1 billion for its fiscal year ended February 3, 1996.

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